Exhibit 99.1

For Immediate Release

EL POLLO LOCO, INC. RECEIVES REQUISITE CONSENTS FOR CONSENT SOLICITATION FOR ITS OUTSTANDING 9 1/4% SENIOR SECURED NOTES DUE 2009

IRVINE, CALIFORNIA – (October 25, 2005) – El Pollo Loco, Inc. (the “Company”) today announced that as of 5:00 p.m. New York City time on October 25, 2005 (the “Consent Time”), it had received valid tenders and consents from holders of approximately $107,750,000 in aggregate principal amount of the Company’s 9 1/4% Senior Secured Notes due 2009 (the “Notes”), representing approximately 97.95% of the outstanding Notes, in connection with its previously announced cash tender offer and consent solicitation for the Notes, which satisfies the “Requisite Consents,” as defined in the Company’s Offer to Purchase and Consent Solicitation Statement dated October 12, 2005 (the “Offer to Purchase”) and the accompanying Letter of Transmittal and Consent (together, the “Offer Documents”).

With the receipt of the Requisite Consents, the Company will execute a supplemental indenture governing the Notes to eliminate substantially all of the restrictive covenants and events of default in the indenture. The amendments to the supplemental indenture will not become operative until all validly tendered Notes are accepted for purchase by the Company. Consummation of the Company’s tender offer remains conditioned on, among other things, that all of the conditions to the Acquisition (as defined in the Offer to Purchase and Consent Solicitation Statement dated October 12, 2005), other than the successful completion of the Tender Offer and the Consent Solicitation, shall have been satisfied, or waived by our acquiror, and we shall have received applicable financing proceeds to pay the consideration for the Notes purchased in the tender offer. There can be no assurance that any of such conditions will be met.

Notes may be tendered pursuant to the tender offer until 9:00 a.m., New York City time, on Wednesday, November 9, 2005 (the “Expiration Time”), or such later date and time to which the Expiration Time is extended, unless the tender offer is earlier terminated by the Company. The total consideration to be paid for each validly tendered Note (which shall include an amount paid in respect of the consent), subject to the terms and conditions of the tender offer and consent solicitation, will be paid in cash and calculated based in part on the 3.0% U.S. Treasury Note due December 31, 2006 (the “Reference Treasury Note”). The total consideration for each Note will be equal to the sum of the present value of scheduled payments on such Note based on a fixed spread pricing formula utilizing a yield equal to the Reference Treasury Note, plus 50 basis points. The detailed methodology for calculating the total consideration for Notes is outlined in the Offer to Purchase and Consent Solicitation Statement dated October 12, 2005 relating to the tender offer and the consent solicitation. Holders who validly tender their Notes by the Consent Time will be eligible to receive the total consideration. Holders who validly tender their Notes after the Consent Time, but on or prior to the Expiration Time, will be eligible to receive the total consideration less $50 per $1,000 principal amount (the “Consent Amount”).

Any Notes not tendered and purchased pursuant to the tender offer will remain outstanding and the holders thereof will be bound by the amendments contained in the supplemental indenture eliminating substantially all of the restrictive covenants in the indenture even though they have not consented to the amendments. Holders who tender their Notes must consent to the proposed amendments. Tendered Notes may not be withdrawn and consents may not be revoked after the Consent Time.

The Company has retained Merrill Lynch & Co. to act as sole Dealer Manager for the tender offer and as the Solicitation Agent for the consent solicitation and can be contacted at (212) 449-4914 (collect) or (888) ML4-TNDR (toll free). Global Bondholder Services Corporation is the Information Agent and can be contacted at (212) 430-3774 (collect) or (866) 387-1500 (toll free). Copies of the Offer Documents and other related documents may be obtained from the Information Agent.

The tender offer and consent solicitation are being made solely on the terms and conditions set forth in the Offer Documents. Under no circumstances shall this press release constitute an offer to buy or the solicitation of an offer to sell the Notes or any other securities of the Company. This press release also is not a solicitation of consents to the proposed amendments to the indenture. None of the Company, the Dealer Manager or the Information Agent makes any recommendation as to whether holders of the Notes should tender their Notes or consent to the proposed amendments to the indenture and no one has been authorized by any of them to make such recommendations. Holders must make their own decisions as to whether to consent to the proposed amendments to the indenture and to tender the Notes.

About El Pollo Loco

El Pollo Loco, pronounced “L Po-yo Lo-co” and Spanish for “The Crazy Chicken,” is the nation’s leading quick-service restaurant chain specializing in flame-grilled chicken and Mexican-inspired entrees. Founded in Guasave, Mexico in 1975, El Pollo Loco’s long-term success stems from the unique preparation of its award-winning “pollo” - fresh chicken marinated in a special recipe of herbs, spices and citrus juices passed down from the founding family. The marinated chicken is then flame-grilled, hand cut and served hot off the grill with warm tortillas, a wide assortment of side dishes and salsas prepared fresh every day. Rounding out the menu are fresh flavorful entrees inspired by the kitchens of Mexico, including grilled burritos, the original Pollo Bowl®, Pollo Salads, Tacos al Carbon and Quesadillas. For more information, visit www.elpolloloco.com.

Safe Harbor Statement

Certain statements in this press release may contain forward-looking statements concerning the tender offer and the consent solicitation. These statements are based on the Company’s current expectations and the Company can give no assurance that such expectations will prove to be correct.

Contact:	El Pollo Loco, Inc.
Attention: Joseph Stein, Chief Financial Officer
3333 Michelson Drive, Suite 550
Irvine, CA 92612
(949) 399-2155
jstein@elpolloloco.com